Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

THIS RETIREMENT AND TRANSITION AGREEMENT (this “Agreement”), dated as of January 9, 2025, by and between NNN REIT, Inc., with its principal place of business at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 (the “Company”), and Kevin B. Habicht, residing at the address set forth on the signature page hereof (“Executive”).

WHEREAS, Executive is employed by the Company as its Executive Vice President, Chief Financial Officer, Assistant Secretary and Treasurer pursuant to that certain Employment Agreement, dated as of December 1, 2008, as amended by the Amendment to Employment Agreement, dated as November 19, 2010 (collectively, the “Employment Agreement”);

WHEREAS, Executive desires to retire from employment with the Company; and

WHEREAS, to facilitate his transition, Executive agrees to make himself available to provide services to the Company on the terms and conditions set forth herein.

Accordingly, the parties hereto agree as follows:

1.
Retirement.
1.1
Removal from Positions. Executive shall retire from employment with the Company and its subsidiaries and affiliates (collectively, the “Company Group”) on March 31, 2025 (such date, the “Retirement Date”). As of the Retirement Date, Executive’s position as Director, Chief Financial Officer, Executive Vice President, Assistant Secretary or Treasurer and Principal Financial Officer, and all other officer positions, directorships, and other positions that Executive holds with the Company Group shall terminate.
1.2
Release Agreement. Executive’s receipt of any payments and benefits pursuant to this Agreement (other than the payments and benefits pursuant to Sections 4.1(a) and (b) (the “Accrued Obligations”)) is subject to Executive’s signing and not revoking the Release Agreement substantially in the form attached hereto as Exhibit A (the “Release Agreement”); provided that the Release Agreement is effective within 30 days following the Retirement Date. No payments or benefits under this Agreement (other than the Accrued Obligations) shall be paid or provided to Executive until the Release Agreement becomes effective in accordance with the deadline specified in the preceding sentence.
2.
Continued Compensation and Services.
2.1
Continued Salary and Benefits. During the period commencing on the date of this Agreement and ending on the Retirement Date (or, if earlier, the date of any termination of Executive’s employment with the Company) (the “Continuation Period”), (a) Executive shall continue to receive his annual base salary (the “Base Salary”) in accordance with the 2025 executive compensation plan approved by the Board of Directors of the Company (the “Board”) and in accordance with the Company’s usual and customary payroll practices, and (b) Executive shall continue to participate as an employee in the Company’s incentive compensation (other than equity compensation which shall be governed by the terms of Section 5 below), health and welfare plans, programs and arrangements in accordance with their terms.
2.2
Duties and Cooperation. During the Continuation Period, Executive agrees to (a) render Executive’s services in accordance with the standards required under Section 2 of the Employment Agreement and (b) provide in good faith Executive’s full support and cooperation to ensure a successful transition (including, without limitation, active participation in external meetings with (i) the Company’s shareholders, tenants, and creditors and (ii) rating agencies, investors, and analysts).
3.
Transition.
3.1
Consulting Period and Services. Commencing on the Retirement Date and ending on the 20-month anniversary thereof (the “Consulting Period”), unless earlier terminated as set forth below, Executive shall make himself available to the Company to consult with the Company from time to time (the “Services”); provided that the Services shall not exceed 20 hours per week during the Consulting Period. The Chief Executive Officer may by notice to the Executive set forth specific events, calls, meetings or other activities that the Company would like Executive to participate in or attend and Executive, as part of his Service, shall participate in or attend such event, call or meeting as requested, subject to the maximum hours per week criteria set forth above. All such notices from the Chief Executive Officer shall be made not less than 45 days prior to the applicable event, call or meeting. The Company shall pay the reasonable costs, if any, of attendance of Executive at any such events or meetings. In addition, by notice given not less than 30 days before the beginning of any calendar quarter during the Consulting Period, the Chief Executive Officer may set forth specific consulting work that the Chief Executive Officer would like Executive to consult and work on for the following quarter. Executive shall also make himself reasonably available to the Chief Executive Officer by telephone or virtually as requested by the Chief Executive Officer during the Consultant Period.
3.2
Consulting Fee; Termination of Consulting Period.

a.
In exchange for the Services, the Company agrees to pay Executive a monthly fee of $45,000.00 (the “Monthly Fee”) for a total fee of $900,000.00. Except as to the Monthly Fee, no other payment or benefits shall be due or payable to Executive for the Services.
b.
The Company may only terminate the Services prior to the expiration of the Consulting Period either (i) for Cause (as defined below), in which case Executive shall forfeit his right to receive the Monthly Fee for the remainder of the Consulting Period, or (ii) upon the consummation of a Change of Control (as such term is defined in the Plan, as defined below).
c.
On the consummation of a Change of Control during the Consulting Period, subject to (i) Executive’s continuous provision of Services through the date on which such Change of Control is consummated, (ii) Executive’s compliance with the Restrictive Covenants and (iii) Executive’s execution and non-revocation of a customary release of claims in a form reasonably acceptable to the Company, the Company shall pay Executive the Monthly Fee for the remainder of the Consulting Period in a lump sum payment no later than 30 days following the consummation of such Change of Control, and Executive shall cease providing the Services as of the date of such consummation.
d.
For purposes of this Agreement, “Cause” means Executive’s: (a) conviction of (or pleading nolo contendere to), or an indictment or information is filed against Executive and is not discharged or otherwise resolved within 12 months thereafter, and said indictment or information charged Executive with a felony, any crime of moral turpitude, fraud or any act of dishonesty or any crime which is likely to result in material injury, either monetarily or otherwise, to the Company Group; (b) continued failure substantially to perform his duties or to carry out the lawful written directives of the Board; (c) material breach of a fiduciary duty, including disclosure of any conflicts of interests that are known to Executive, or with reasonable diligence should be known, relating to Executive’s service with the Company, or otherwise engaging in gross misconduct or willful or gross neglect (in connection with the performance of his duties) which is materially injurious, either monetarily or otherwise, to the Company

Group; or (d) material breach of any of the Restrictive Covenants (as defined below) or any other provisions of this Agreement; provided, that the Company shall not be permitted to terminate Executive’s service for Cause except on written notice given to Executive at any time following the occurrence of any of the events described in clause (a), (b), (c) or (d) above. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause under clause (c) or (d) above unless the Company provided written notice to Executive setting forth in reasonable detail the reasons for the Company’s intention to terminate for Cause, Executive has been provided the opportunity, together with counsel, not later than 14 days following such notice to be heard before the Board and Executive failed within 30 days (or, if later, five business days after such hearing) to cure the event or deficiency set forth in the written notice.
3.3
Status as an Independent Contractor. In all matters relating to the Services, nothing under this Agreement shall be construed as creating any partnership, joint venture, or agency between the Company and Executive or to constitute Executive as an agent, employee, or representative of the Company. Executive shall act solely as an independent contractor and, as such, is not authorized to bind any member of the Company Group to third parties. Consequently, Executive shall not be entitled to participate during the Consulting Period in any of the employee benefit plans, programs, or arrangements of the Company Group in his capacity as a consultant. Executive shall be responsible for and pay all taxes related to the receipt of compensation in connection with the provision of the Services. Executive shall not make any public statements concerning the Services that purport to be on behalf of the Company Group, in each case without prior written consent from the Company. Notwithstanding Executive’s status as an independent contractor in providing the Services, to the fullest extent permitted by applicable law and the Company’s constituent documents applicable to officers and directors of the Company, (a) Executive shall continue to be entitled to indemnification for any loss, damage, or claim incurred by, imposed or asserted against Executive in connection with the Services provided to the Company, and (b) the Company shall pay the expenses incurred by Executive in defending any claim, demand, action, suit or proceeding related thereto as such expenses are incurred by Executive and in advance of the final disposition of such matter; provided that Executive shall be entitled to the coverage under clauses (a) and (b) on the same terms and conditions as were in effect prior to the Retirement Date.
4.
Severance Benefits.
4.1
Payments. The Company shall provide Executive with the following severance payments and benefits following the Retirement Date:
a.
any accrued but unpaid Base Salary and paid time-off due to Executive as of the Retirement Date;
b.
reimbursement under the Employment Agreement for expenses incurred but unpaid prior to the Retirement Date;
c.
for a period of one year after the Retirement Date, such health benefits under the Company’s health plans and programs applicable to senior executives of the Company generally (if and as in effect from time to time) as Executive would have received under the Employment Agreement (and at such costs to Executive as would have applied in the absence of such termination upon expiration); provided, however, that the Company shall in no event be required to provide any benefits otherwise required by this clause (c) after such time as Executive becomes entitled to receive benefits of the same type from another employer or recipient of Executive’s services (such entitlement being determined without regard to any individual waivers or other similar arrangements); and

d.
a pro-rated annual bonus based on actual performance for the period beginning on January 1, 2025 and ending on the Retirement Date, payable in a single sum and calculated in a manner consistent with the Company’s bonus plan for 2025.
4.2
Payment Timing. Subject to Section 10, the timing of the benefits and payments provided under Section 4.1 shall be as follows:
a.
amounts payable pursuant to Sections 4.1(a) and (b) shall be paid in the normal course or in accordance with applicable law and in no event later than 30 days following the Retirement Date;
b.
amounts payable for the health benefits provided pursuant to Section 4.1(c) shall commence at the date following the Retirement Date that is required under the relevant health plans and programs to provide such benefits, subject to Executive’s execution and non-revocation of the Release Agreement; and
c.
amounts payable pursuant to Section 4.1(d) shall be paid at the same time as the payment of 2025 bonuses to the other executives, subject to Executive’s execution and non-revocation of the Release Agreement.
5.
Equity-Based Awards. With respect to restricted stock awards subject to time-based vesting conditions (the “Time-Based Awards”) or performance-based vesting conditions (the “Performance-Based Awards”) granted under the Company’s 2017 Performance Incentive Plan (as amended from time to time, the “Plan”) and the applicable award agreements thereunder, subject to Executive’s (a) execution and non-revocation of the Release Agreement and (b) compliance with the obligations and covenants under this Agreement:
5.1
Accelerated Vesting of Time-Based Awards. All of the 18,254 Time-Based Awards granted to Executive prior to the Retirement Date shall vest as of the Retirement Date.
5.2
Continued Vesting of Performance-Based Awards. The Performance-Based Awards granted to Executive prior to the Retirement Date shall continue to vest if the applicable performance objectives of the Company are achieved in accordance with the terms of the applicable agreements evidencing such awards; however, the number of shares of Company common stock subject to such awards that vest shall be prorated for any partial period of service. The pro-rated number of shares which vest shall be determined by multiplying the number of shares eligible to vest by a fraction, (a) the numerator of which is the number of days elapsed between January 1st of the applicable year of the award agreement and the last day of the Consulting Period, and (b) the denominator of which is 1,096. For example, if the vesting based on attainment of performance objectives is determined to be at “target” (as set forth in the applicable award agreement) and Executive completed 730 days of continuous service from January 1st of the year of the award agreement through the end of the Consulting Period, the pro-rata vested number of shares would be equal to (i) the number of shares vested at “target” multiplied by (ii) 730 divided by 1,096. In addition, upon vesting of any of the Performance-Based Awards, dividend equivalent payments in respect of such awards shall be paid to Executive in accordance with the terms of the Plan and the applicable award agreements governing such awards. If any provision of the Plan or an award agreement conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail.
5.3
Treatment on a Change of Control. If a Change of Control occurs during the Consulting Period, then notwithstanding the terms of the applicable agreements evidencing the

Performance-Based Awards, Executive shall vest in the shares underlying such awards at Target (as defined in the applicable award agreement) without proration.
6.
Retirement Plans. Executive shall be entitled to receive his vested accrued benefits, if any, under the NNN REIT, Inc. Retirement Plan, the Company’s defined contribution plan, in accordance with the terms and conditions of such plan.
7.
No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by the Consolidated Omnibus Reconciliation Act or other applicable law, Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit plans, programs or arrangements of the Company Group on or after the Retirement Date.
8.
Covenants and Agreements.
8.1
Incorporation by Reference. The term “Restrictive Covenants” shall mean collectively all of the covenants and agreements set forth in Sections 6.1 through 6.5 of the Employment Agreement and the Additional Restrictive Covenant set forth below in this paragraph. Subject to Section 9, the covenants and agreements set forth in Sections 6.1 through 6.5 of the Employment Agreement are incorporated herein by reference as if such provisions were set forth herein in full. The term “Additional Restrictive Covenant” shall mean that, during the Consulting Period, Executive shall refrain from joining the board of directors of any tenant of the Company. Notwithstanding the foregoing, the Company and Executive agree that (a) Executive shall be subject to the Restrictive Covenants at all times during the Consulting Period, and (b) the non-competition and non-solicitation covenants in Sections 6.2, 6.3 and 6.4 of the Employment Agreement shall expire on March 31, 2026.
8.2
Non-Disparagement. Subject to Section 9, Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically (a) any derogatory comment concerning the Company Group or any of its current or former directors, officers, employees, or shareholders or (b) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company Group. In addition, the Company agrees to instruct the Board to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically (x) any derogatory comment concerning Executive or (y) any other comment that could reasonably be expected to be detrimental to Executive or his reputation. Nothing in the foregoing shall preclude either Executive or the Company from providing truthful disclosures required by applicable law or legal process.
8.3
Confidentiality of this Agreement. Subject to Section 9, Executive agrees that, except to enforce the terms of this Agreement or as may be required by applicable law or legal process, Executive shall not disclose the terms of this Agreement to any person other than Executive’s accountants, financial advisors, or attorneys; provided that such accountants, financial advisors, and attorneys agree not to disclose the terms of this Agreement to any other person or entity.
8.4
Return of Property. All files, records, documents, manuals, books, forms, reports, memoranda, studies, data, calculations, recordings, or correspondence, whether visually perceptible, machine-readable or otherwise, in whatever form they may exist, and all copies, abstracts and summaries of the foregoing, and all physical items related to the business of the Company, whether of a public nature or not, and whether prepared by Executive or not, are and shall remain the exclusive property of the Company, and shall not be removed from its premises, except as required in the course of Executive’s employment by the Company, without the prior written consent of the Company. No later than the Retirement Date, such items, including any copies or other reproductions thereof, shall be promptly returned by Executive to the Company (or, if requested by the Company, destroyed by Executive). Notwithstanding the foregoing, Executive shall retain the computer and phone provided by the Company.
9.
Confidential Disclosure in Reporting Violations of Law or in Court Filings. Executive acknowledges and the Company agrees that Executive may disclose Confidential Information (as such term is defined in the Employment Agreement) in confidence, directly or indirectly, to federal, state, or local government officials, including but not limited to the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and any agency Inspector General or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or regulation or making other disclosures that are protected under the whistleblower provisions of state or federal laws or regulations. Executive may also disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal. Nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of Confidential Information that are expressly allowed by 18 U.S.C. § 1833(b).
10.
Section 409A. This Agreement is intended to meet, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and shall be interpreted and construed consistent with that intent. No expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, to the extent subject to the requirements of Section 409A, and no such right to reimbursement or right to in-kind benefits shall be subject to liquidation or exchange for any other benefit. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. If amounts payable under this Agreement do not qualify for exemption from Section 409A at the time of Executive’s separation from service and therefore are deemed deferred compensation subject to the requirements of Section 409A on the date of such separation from service, then if Executive is a “specified employee” under Section 409A on the date of Executive’s separation from service, payment of the amounts hereunder shall be delayed for a period of six months from the date of Executive’s separation from service if required by Section 409A. The accumulated postponed amount shall be paid in a lump sum within 10 days after the end of the six-month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid to Executive’s estate within 10 days after the date of Executive’s death.
11.
Miscellaneous.
11.1
Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.
11.2
Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company, to:

NNN REIT, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Attn: Chairperson of the Board

with a copy to:

NNN REIT, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida, 32801

Attention: Stephen A. Horn, Jr., Chief Executive Officer

and

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW

Washington, DC 20036

Attn: Jeffrey B. Grill, Esq.

If to Executive, to:

Kevin B. Habicht

at the address set forth on the signature page hereof.

Either party may change its address for notices in accordance with this Section 11.2 by providing written notice of such change to the other party.

11.3
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
11.4
Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors, and permitted assigns. Executive shall not assign this Agreement. However, the Company is expressly authorized to assign this Agreement to one of its affiliates or subsidiaries upon written notice to Executive; provided that (a) the assignee assumes all of the obligations of the Company under this Agreement, (b) Executive’s role when viewed from the perspective of such affiliate or subsidiary in the aggregate is comparable to such role immediately before the assignment, and (c) the Company, for so long as an affiliate of the assignee, remains liable for the financial obligations hereunder.
11.5
Entire Agreement. This Agreement, including its incorporated Exhibit A, constitutes the entire agreement between the parties, and all prior understandings, agreements, or undertakings between the parties concerning Executive’s employment, termination of employment, or the other subject matters of this Agreement (including, without limitation, the Employment Agreement (other than the Restrictive Covenants, which, as modified herein, shall remain in full force and effect)) are superseded in their entirety by this Agreement.
11.6
Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
11.7
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.
11.8
Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.
11.9
Withholding. Any payments made to Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.
11.10
Survivability. Those provisions and obligations of this Agreement which are intended to survive shall survive notwithstanding termination of Executive’s employment with the Company.
11.11
Termination Prior to Retirement Date. For the avoidance of doubt, if Executive’s employment is terminated by him or the Company for any reason prior to the Retirement Date, Executive shall not be entitled to receive the payments and benefits set forth herein and the terms and conditions in the Employment Agreement shall be applicable to any such termination event.
11.12
Incorporation of Recitals. The recitals set forth in the beginning of this Agreement are hereby incorporated into the body of this Agreement as if fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NNN REIT, INC.

By:	/s/ Steven D. Cosler
Name: Steven D. Cosler
Title: Chairperson – Board of Directors

/s/ Kevin B. Habicht
Kevin B. Habicht

[Signature Page to Retirement and Transition Agreement]

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Agreement”), dated as of ___ day of _________, 2025, by and between NNN REIT, Inc., with its principal place of business at 450 South Orange Avenue, Suite 900, Orlando, Florida 32801 (the “Company”), Kevin B. Habicht, residing at the address set forth on the signature page hereof (“Executive”). Capitalized terms used herein but not defined shall have the meanings set forth in the Retirement and Transition Agreement, dated as of January 9, 2025 (the “Retirement Agreement”), by and between the Company and Executive.

WHEREAS, the Retirement Agreement sets forth the terms and conditions of Executive’s retirement from employment with the Company effective as of March 31, 2025; and

WHEREAS, the Retirement Agreement provides that, in consideration for certain payments and benefits payable to Executive in connection with his retirement, Executive shall fully and finally release the Company Group from all claims relating to Executive’s employment relationship with the Company and the termination of such relationship.

Accordingly, the parties hereto agree as follows:

1. Release.

1.1 General Release. In consideration of the Company’s obligations under the Retirement Agreement and for other valuable consideration, Executive hereby releases and forever discharges the Company Group and each of their respective officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under (a) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right Executive may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program, or (b) any applicable federal, state, local or foreign law, that Executive may have, or in the future may possess arising out of (x) Executive’s employment relationship with and service as a director, employee, officer or manager of the Company Group, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth in this Section 1.1 shall not apply to (i) the obligations of the Company under the Retirement Agreement and (ii) the obligations of the Company to continue to provide director and officer indemnification to Executive as provided in the articles of incorporation, bylaws or other governing documents for the Company. Executive further agrees that the payments and benefits described in the Retirement Agreement shall be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that Executive may have against the Company Group arising out of Executive’s employment relationship, Executive’s service as a director, employee, officer or manager of the Company Group and the termination thereof. The provision of the payments and benefits described in the Retirement Agreement shall not be deemed an admission of liability or wrongdoing by the Company Group. This Section 1.1 does not apply to any Claims that Executive may have as of the date Executive signs this Agreement arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Claims arising under ADEA are addressed in Section 1.2 of this Agreement.

1.2 Specific Release of ADEA Claims. In consideration of the payments and benefits provided to Executive under the Retirement Agreement, Executive hereby releases and forever discharges the Company Group and each of their respective officers, employees, directors and agents from any and all Claims that Executive may have as of the date Executive signs this Agreement arising under ADEA. By signing this Agreement, Executive hereby acknowledges and confirms the following: (a) Executive was advised by the Company in connection with Executive’s termination to consult with an attorney of Executive’s choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA; (b) Executive has been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of Executive’s choosing with respect thereto; and (c) Executive is providing the release and discharge set forth in this Section 1.2 only in exchange for consideration in addition to anything of value to which Executive is already entitled.

1.3 Representation. Executive hereby represents that Executive has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding, or action at law or otherwise against any member of the Company Group or any of their respective officers, employees, directors, shareholders or agents.

2. Cessation of Payments. In the event that Executive (a) files any charge, claim, demand, action or arbitration with regard to Executive’s employment, compensation or termination of employment under any federal, state or local law, or an arbitration under any industry regulatory entity, except in either case for a claim for breach of the Retirement Agreement or failure to honor the obligations set forth therein or (b) breaches any of the covenants or obligations contained in or incorporated into the Retirement Agreement, the Company shall be entitled to cease making any payments due pursuant to Sections 3, 4, and 5 of the Retirement Agreement (other than the Accrued Obligations).

3. Voluntary Assent. Executive affirms that Executive has read this Agreement, and understands all of its terms, including the full and final release of claims set forth in Section 1.1. Executive further acknowledges that (a) Executive has voluntarily entered into this Agreement; (b) Executive has not relied upon any representation or statement, written or oral, not set forth in this Agreement; (c) the only consideration for signing this Agreement is as set forth in the Retirement Agreement; and (d) this document gives Executive the opportunity and encourages Executive to have this Agreement reviewed by Executive’s attorney and/or tax advisor.

4. Revocation. This Agreement may be revoked by Executive within the seven-day period commencing on the date Executive signs this Agreement (the “Revocation Period”). In the event of any such revocation by Executive, all obligations of the Company under the Retirement Agreement shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by Executive shall be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period.

5. Miscellaneous.

5.1 Severability. As the provisions of this Agreement are independent of and severable from each other, the Company and Executive agree that if, in any action before any court or agency legally empowered to enforce this Agreement, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Agreement, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.

5.2 Notice. For purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:

If to the Company, to:

NNN REIT, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida 32801

Attn: Chairperson of the Board

with a copy to:

NNN REIT, Inc.

450 South Orange Avenue, Suite 900

Orlando, Florida, 32801

Attention: Stephen A. Horn, Jr., Chief Executive Officer

and

Pillsbury Winthrop Shaw Pittman LLP

1200 Seventeenth Street, NW

Washington, DC 20036

Attn: Jeffrey B. Grill, Esq.

If to Executive, to:

Kevin B. Habicht

at the address set forth on the signature page hereof.

Either party may change its address for notices in accordance with this Section 5.2 by providing written notice of such change to the other party.

5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

5.4 Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. Executive shall not assign this Agreement. However, the Company is expressly authorized to assign this Agreement to one of its affiliates or subsidiaries upon written notice to Executive, provided that (a) the assignee assumes all of the obligations of the Company under this Agreement, and (b) the Company, for so long as an affiliate of the assignee, remains secondarily liable for the financial obligations hereunder.

5.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning Executive’s termination of employment or the other subject matters of this Agreement (including, without limitation, the Employment Agreement (other than the Restrictive Covenants, which shall remain in full force and effect)) are superseded in their entirety by this Agreement.

5.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

5.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall be one and the same instrument.

5.8 Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.

5.9 Incorporation of Recitals. The recitals set forth in the beginning of this Agreement are hereby incorporated into the body of this Agreement as if fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NNN REIT, INC.

By:
Name: Stephen A. Horn, Jr.
Title: Chief Executive Officer

EXECUTIVE HEREBY ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT, THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY ENTERS INTO THIS AGREEMENT VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

Kevin B. Habicht

[Signature Page to Release Agreement]